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                                                                    EXHIBIT 10.3


                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into this 3rd day of March, 1999, by and between First State Bank of Morgantown, an Indiana state-chartered commercial bank (the "Bank"), and Jerry Engle, a resident of Greenwood, Indiana (the "Executive").

                                WITNESSETH THAT:

         WHEREAS, the Bank desires to employ the Executive to serve as Chief Executive Officer of the Bank; and

         WHEREAS, the Executive desires to become employed by the Bank to fulfill such duties;

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1.       Employment and Substitution of Employer.

                  (a) The Bank shall employ the Executive as Chief Executive Officer of the Bank during the Period of Employment (as defined in Section 1(b) below), on a full-time basis in accordance with the terms and conditions set forth in this Agreement.

                  (b) The Period of Employment shall be deemed to have commenced on the date of this Agreement and shall end three years from the date of this Agreement, except as provided below. The Period of Employment shall be automatically extended for one additional year on each anniversary of the date of commencement, unless either party gives written notice of termination of such automatic extension at least thirty days prior thereto, in which event this Agreement shall terminate at the end of the three-year period in effect at the time such notice is given. Notwithstanding the immediately preceding sentence, the Period of Employment shall terminate upon the Executive's retirement at the age of 65, unless the Board of Directors of the Bank provides for a later retirement date by resolutions duly authorized and adopted.

         2.       Position, Duties, Responsibilities.

                  (a) The Executive shall serve, during the Period of Employment, as the President and Chief Executive Officer of the Bank, with such duties and responsibilities normally associated with such a position and as further specified by the Bank's Board of Directors.



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                  (b) Throughout the Period of Employment, the Executive shall devote his full time and attention during normal business hours to the business and affairs of the Bank and shall be available to attend to the Bank's matters as such needs may arise, except as otherwise specified and directed by the Board of Directors of the Bank and except for vacations and illness or incapacity, but nothing in this Agreement shall preclude the Executive from engaging in charitable and community activities and managing his personal investments.

         3.       Compensation and Related Matters.

                  (a) During the Period of Employment, for all services rendered by the Executive in any capacity to or for the Bank or to BJ Morgan Bancshares, Inc. (the "Holding Company"), the Bank shall pay to the Executive an annual base salary of $150,000 (with any increases in such base salary as the Bank, in its sole discretion, shall determine), payable in installments according to the Bank's regular salary payment schedule. Notwithstanding the above, on the first day following a Qualifying Six Month Period, the Executive's annual base salary shall be increased to $160,000; provided, however, that if the applicable six months comprising such Qualifying Six Month Period shall fall entirely in 1999, the increase in base salary to $160,000 shall be retroactive to the date of this Agreement. For purposes of the immediately preceding sentence, the term "Qualifying Six Month Period" shall mean any consecutive six calender months in which the Bank, on an annualized basis, achieves a return on average assets of at least 0.75 percent. If the Period of Employment terminates prior to the completion of any calendar year, the annual base salary shall be pro-rated, as deemed appropriate by the Bank, in its sole discretion, to reflect the percentage of such calendar year for which the Executive was employed by the Bank.

                  (b) For each calendar year during the Period of Employment, the Bank shall pay the Executive such bonuses or performance awards as the Bank may determine, in accordance with a bonus program upon which the Bank and the Executive shall mutually agree.

                  (c) During the Period of Employment, the Bank shall provide the Executive the opportunity to participate in any employee welfare benefit program, including any group hospitalization or medical plan, health care plan, dental care plan, life or other insurance or death benefit plan, disability or other similar plan or program as the Bank makes available to its executive employees generally. However, the Bank cannot guarantee participation, which is based on eligibility and coverage rules of the insurance companies. The Bank further does not guarantee payment of benefits.

                  (d) During the Period of Employment, the Bank shall provide the Executive the opportunity to participate in such retirement plans, including 401(k) and pension


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         plans or other similar plan or program, as the Bank makes available to its executive employees generally.

                  (e) During the Period of Employment, the Executive shall be entitled to a minimum of twenty business days of compensated vacation leave in each calendar year. The Executive may not carry forward accrued but unused vacation days into the immediately subsequent calendar year. The Executive is not entitled to any additional compensation for vacation days earned but not taken in a calendar year. The Executive shall be entitled to such holidays as the Bank makes available to all of its employees generally.

                  (f) During the Period of Employment, the Executive shall be entitled to the normal benefits attendant to his position, including and office and secretarial and clerical staff.

                  (g) In addition to the items of compensation set forth above, and as an inducement to the Executive to become employed by the Bank, the Bank agrees to grant to the Executive options to purchase a total of 6,500 shares of the Holding Company pursuant to the following terms and conditions:

                  (i) The options will be granted at an exercise price equal to the book value per share of the outstanding stock of the Holding Company as at the last day of the fiscal quarter ended immediately prior to the date of grant of the options, as further set forth in the 1999 Stock Option Plan (the "Option Plan") of the Holding Company, which is yet to be prepared but which will be substantially similar to the currently existing stock option plan of the Holding Company attached to this Agreement as Exhibit A.

                  (ii) The options to purchase shares of the Holding Company will be granted to the Executive in two, separate blocks of 3,250 each. The first grant of options to purchase 3,250 shares will be granted to the Executive immediately following the receipt of shareholder approval of the Option Plan at the 1999 Annual Meeting of Shareholders. The second grant of options to purchase 3,250 shares will be granted to the Executive no later than the 15th day of the month immediately following a Qualifying Six Month Period.

                  (iii) The grant of the options is also subject to the receipt by the Executive and, if necessary, the Holding Company, of all necessary regulatory approvals pertaining to a change in control of the Holding Company. The options hereby granted to the Executive are governed entirely by the Option Agreement and Option Plan, and nothing contained in this Agreement, nor any action of the Executive or the Bank, shall be deemed to modify, amend, or otherwise affect the validity of such options.




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         4.       Confidential Information.

                  (a) Except for necessary disclosures made in the ordinary course of the Executive's employment with the Bank and except as is otherwise expressly authorized by the Bank in writing, the Executive agrees and promises that the Executive will not at any time, whether during the Period of Employment or at any time thereafter, directly or indirectly disclose or use, on the Executive's own behalf or on behalf of any third party, whether as an agent, employee, employer, officer, Director, shareholder, member, principal, consultant, independent contractor, partner, creditor, or in any other capacity, any secret, confidential or proprietary information obtained, received or learned by the Executive during the Period of Employment (including information conceived, originated, discovered or developed by the Executive) including, but not limited to, the following types of information: ideas, concepts, designs, specifications, technical data, prototypes, documentation, media, codes, discoveries, programs, methods, procedures, business plans, marketing strategies and plans, sales techniques, forecasts, customer lists, customer information (including, but not limited to, customer requirements, preferences, past activities and other relevant data and information), customer pricing information, employee lists and information, processes, formulae, research, development, inventions, trademarks, trade names, trade secrets, proposals, projections, and financial information, whether or not the same are, or may be, patented, copyrighted, registered, or otherwise publicly protected, and whether or not originated or generated by or through the Bank or the Bank; provided, however, that this Section 4 shall not preclude the Executive from use or disclosure of information known generally to the public (provided that the Executive was not, without the Bank's consent, directly or indirectly responsible for such information becoming known generally to the public) or from disclosure required by law or court order.

                  (b) The Executive agrees and promises that all documents and records and copies of documents and records pertaining to the financial affairs, operations, customers, employees and business of the Bank or the Bank, including, but not limited to, price lists, customer lists, employee lists, marketing data, sales aids, notes (even if made by or delivered to the Executive), and every other document or record obtained by the Executive in the course and scope of the Executive's employment with the Bank, shall be the exclusive property of the Bank, shall be held by the Executive subject to the control of the Bank and shall be delivered and surrendered by the Executive to the Bank on demand and immediately, without demand, upon termination of the Executive's employment with the Bank.

         5.       Termination by the Bank.

                  (a) During the Period of Employment, the Bank may terminate the Executive's employment under this Agreement and the Period of Employment without a breach by the Bank of this Agreement only (i) for "Cause" (as defined in Section 5(b)) or (ii) upon the Executive's death or "Disability" (as defined in Section 5(c)).




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                  (b) For purposes of this Agreement, the Bank shall have
         "Cause" to terminate the Executive's employment under this Agreement and the Period of Employment upon the happening of any of the following:

                           (i) the continued failure of the Executive to perform
                  any of the Executive's duties or responsibilities in connection with the Executive's employment to the reasonable satisfaction of the Board of Directors (other than any such failure resulting from the Executive's Disability (as defined below)) if such failure is not corrected or cured within 15 days after demand for performance is made in writing upon the Executive by the Bank specifically identifying the manner in which the Bank believes the Executive has failed to perform one or more of the Executive's duties or responsibilities (repetition of the same failure as previously described in any such written demand after the 15-day cure period following such written demand shall be deemed to be "continued failure" to perform by the Executive; or

                           (ii) any act that constitutes on the part of the
                  Executive common law fraud or dishonesty that resulted in, or was intended to result in, a benefit to the Executive at the expense of the Bank; or

                           (iii) the conviction of the Executive of, or the plea
                  by the Executive of, nolo contendere to, a felony or a crime involving moral turpitude; or

                           (iv) any continuing material violation by the
                  Executive of any of the Bank's policies or of any term or provision of this Agreement or other agreement between the Executive and the Bank which, in any such case, is not corrected or abated by the Executive within 15 days after written notice of such violation is given by the Bank to the Executive (repetition of the same violation as previously described in any such written notice after the 15 day correction period following such written notice shall be deemed to be a "continuing violation" by the Executive); or

                           (v) the willful and material violation by the
                  Executive of any law, rule or regulation, other than traffic violations or similar offenses, or of a final cease-and-desist order;

                           (vi) the Executive's unexcused total abandonment or
                  neglect of the Executive's duties and responsibilities in connection with the Executive's employment with the Bank (other than absences due to illness, physical or mental incapacity, vacations, or other excused absences) for a continuous period of twenty working days.

         For purposes of this Section 5(b), an act, or failure to act, on the Executive's part shall be considered "willful" only if (i) the act or omission was not in good faith and (ii) the



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         Executive did not have a reasonable belief that the action or omission was in the best interest of the Bank.

                  (c) The Bank may terminate the Executive's employment under this Agreement and the Period of Employment if, during the Period of Employment, the Executive shall die or suffer a "Disability" (as hereinafter defined). The Executive shall be considered to have suffered a "Disability" only upon the actual receipt by the Executive of income continuation benefits pursuant to a disability insurance policy as a result of a determination under such policy that the Executive is disabled. Notwithstanding anything expressed or implied to the contrary above, the Bank shall take no action to terminate the Period of Employment, and this Section shall not be deemed to authorize the Association to terminate the Period of Employment, if such action would violate the Americans with Disabilities Act of 1990, as subsequently amended, or any other applicable federal, state, or local laws, regulations, or ordinances.

         6.       Termination by the Executive for Good Reason.

                  (a) In the event that the Executive should reasonably determine in good faith that his status, functions, duties or responsibilities with the Bank have diminished subsequent to the execution of this Agreement, and shall resign for that reason from his employment with the Bank during the Period of Employment, the Executive shall be considered to have resigned for Good Reason and, subject to the notice requirement of Section 6(b) hereof, shall be entitled to receive all the Severance Benefits specified in Section 8 hereof. Good Reason shall also include the breach by the Bank of any of the material terms, provisions, duties, and responsibilities set forth in this Agreement.

                  (b) The Executive shall be required to give a thirty (30) day Notice to the Bank of his intent to resign for Good Reason. This Notice shall include a statement of all reasons, including any breach of the terms of this Agreement, for such resignation. The Bank shall have thirty (30) days in which to cure any breach and remedy any reason for such resignation. Failure by the Executive to provide the Notice required by this section shall result in forfeiture by the Executive of all rights, payments, and benefits granted under Section 8 hereof.

         7. Termination by the Executive for Other Than Good Reason. After this Agreement becomes effective, the Executive may terminate the Executive's employment under this Agreement and the Period of Employment without a breach by the Executive of this Agreement, at any time, for any reason, which reason need not be disclosed to the Bank, by giving the Bank no fewer than sixty days' advance notice in writing. Any longer notice shall be subject to the approval of the Bank. The Executive shall receive full compensation during the notice period. At its sole discretion, the Bank shall determine whether to require that the Executive perform the Executive's duties for the Bank during the notice period. Upon termination of the Executive's employment pursuant to this



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Section 7, and following the applicable notice period, the Bank shall have no further obligations under Section 1 or Section 3 of this Agreement.

         8.       Severance Benefits.

                  (a) In the event of the termination of the Executive's employment under this Agreement and the Period of Employment (i) by the Bank for a reason other than (A) Cause, or (B) upon the Executive's death or Disability or (ii) by the Executive pursuant to Section 6 above, the severance benefits provided for by this Section 8 shall constitute the entire obligation of the Bank to the Executive and shall constitute full settlement of any claim under law or in equity that he might otherwise assert against the Bank or any of its employees or Directors or agents on account of such termination. Such amounts are liquidated damages for the failure of the Bank to perform its obligations under this Agreement and severance pay and are not a penalty.

                  (b) In the event of the termination of the Period of Employment as set forth in Section 8(a) above:

                           (i) The Bank shall pay the Executive cash within ten
                  business days following the date the Executive's employment with the Bank is terminated (the "Termination Date") and by the fifth business day of each month following the month in which the Termination Date falls through the last month of the Period of Employment an amount equal to the sum of 1/12th of the Executive's annual base salary at the highest rate during the twelve months preceding the Termination Date. The Bank shall withhold from this, and all other benefits payable under this Agreement, all federal, state, city, county, or other taxes as shall be required pursuant to any law or governmental regulation or ruling; and

                           (ii) Until the expiration of the Period of
                  Employment, the Bank shall maintain in full force and effect for the continued benefit of the Executive each employee welfare benefit program described in Section 3(c) above. If the terms of any such program of the Bank does not permit continued participation by the Executive, then the Bank shall arrange to provide to the Executive a benefit substantially similar to, in no less favorable then, the benefit he was entitled to receive under such program the end of the period of coverage.

At the sole discretion of the Bank, such severance may be paid in a lump sum. The Bank shall withhold from such severance benefit payment or payments all federal, state, city, county or other taxes as shall be required pursuant to any law or governmental regulation or ruling.




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         9.       Noncompetition and Nonsolicitation.

                  (a) For purposes of this Agreement, the following words and phrases (including the plural form thereof), when used as capitalized defined terms, shall have the following meanings:

                           (i) "Person" means and includes an individual or an
                  association or group of individuals, a proprietorship, a partnership, a company, a corporation, a limited liability company, an unincorporated association, a governmental or other public agency or instrumentality, and any other firm, association, venture, organization or entity of any type or nature whatsoever.

                           (ii) "Customer" means all Persons who, as of the date
                  of the termination of the Period of Employment, have a deposit account, loan, or any other product and/or service with or from the Bank;

                           (iii) "Competitor" means any Person that provides or
                  that seeks to provide to any Customer products and/or services identical or substantially similar to products and/or services that the Bank provides or seeks to provide to any Customer as of the date of the termination of the Period of Employment.

                  (b) The Executive promises and agrees that, for the 24 months following the termination of the Period of Employment (i) by the Bank for Cause or (ii) by the Executive for any reason other than Good Reason pursuant to Section 7 above, the Executive will not directly or indirectly, either on the Executive's own behalf or on behalf of any Competitor, whether as an agent, employee, employer, officer, director, shareholder, member, principal, independent contractor, partner, or creditor, or in any other capacity, solicit or attempt to solicit any Customer of the Bank for the purpose of providing or seeking to provide products and/or services identical or substantially similar to the products and/or services available to such Customer from the Bank as of the date of the termination of the Period of Employment.

         10. Breach Not a Defense. The breach or violation by the Bank of this Agreement or of any oral or written employment or employment-related agreement between the Bank and the Executive or of any provision hereof or thereof (a "Bank Breach") shall not constitute a legal justification or other legal excuse for the breach or noncompliance by the Executive of or with the covenants of the Executive set forth in Section 4 above (the "Executive Covenants"). In any action commenced by or on behalf of the Bank against the Executive to enforce any of the Executive Covenants, no Bank Breach shall constitute or serve as a factual basis for, and no Bank Breach may be asserted by the Executive as constituting, a defense or other matter of avoidance (legal or equitable) with respect to the Executive's alleged breach or violation of any of the Executive Covenants



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         11. Mitigation. The amount of any payment provided for in Section 8 shall be reduced by any compensation (but not including income from investments or other sources that are not considered "wages" or "self-employment income" as defined in the Internal Revenue Code) earned by the Executive from other sources after the termination of Executive's employment with the Bank.

         12. Legal Expenses. In the event that the Bank or the Executive institutes any legal action to enforce its respective rights under this Agreement or to recover damages for breach of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party actual expenses for attorneys' fees and disbursements incurred by it or him.

         13. Specific Performance. The parties to this Agreement recognize and acknowledge that an adequate remedy at law may not exist for the breach of certain provisions of this Agreement and that irreparable damage may result in the event that this Agreement is not specifically enforced. Accordingly, the Executive and the Bank hereby agree and consent that the other shall be entitled to a decree of specific performance, mandamus, or other appropriate remedy to enforce performance of this Agreement. Such remedy shall, however, be cumulative and not exclusive, and shall be in addition to any other remedy or right that the Executive or the Bank may have pursuant to the terms of this Agreement.

         14. Notices. Any notice, request, demand or other communication to be given hereunder to any party by any other party shall be in writing and shall be personally delivered or sent by prepaid same day or over night courier or certified mail, return receipt requested, postage prepaid, addressed as follows (or addressed to such other address as shall be given in writing by any party to the others):

         To the Bank:               First State Bank of Morgantown
                                    180 Washington Street
                                    P.O. Box 255
                                    Morgantown, Indiana 46160-0255
                                    Attention: H. Dean Hawkins
                                    Chairman of the Board of Directors

         To the Executive:          Jerry Engle
                                    345 S. Oakwood
                                    Greenwood, Indiana 46142

         15. Entire Agreement; Modification; Waiver. This document contains the entire agreement of the Bank and the Executive. No supplement, modification or amendment to this Agreement shall be binding unless executed in writing by the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver. No waiver will be binding unless executed in writing by the party making the waiver.




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         16. Headings; Pronouns. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.

         17. Severability. Should any clause, portion or section of this Agreement be unenforceable or invalid for any reason, such unenforceability or invalidity shall not affect the enforceability or validity of the remainder of this Agreement, and any court having jurisdiction is specifically authorized and encouraged by the parties to hold inviolate all portions of this Agreement that are valid and enforceable without consideration of any invalid or unenforceable portions hereof.

         18. Governing Law. This Agreement shall be construed, interpreted and governed in all respects by the laws of the State of Indiana. The parties intend the provisions of this Agreement to supplement, but not displace, their respective rights and responsibilities under the Indiana Uniform Trade Secrets Act, I.C. 24-2-3, as such statute may be amended from time to time.

         19. Binding Effect. This Agreement is binding upon the Bank and the Executive, their heirs, executors, administrators, successors, and assigns, including without limitation any successor to the Bank by means of a merger or consolidation. No right or interest to or in any benefits under this Agreement shall be assignable by the Bank or the Executive without the prior written consent of the nonassigning party; provided, however, that this provision shall not preclude the Executive from designating one or more beneficiaries to receive any amount that may be payable after the Executive's death.

         20. Reasonableness of Terms. The Bank and the Executive stipulate and agree that the covenants and the other terms contained in this Agreement are reasonable in all respects.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written. By affixing his name hereto, the Executive acknowledges that he has received and read a fully-executed copy of this Agreement.

                                      THE "BANK"

                                      First State Bank of Morgantown


                                      By: /s/ H. Dean Hawkins
                                         --------------------------------------
                                          Chairman of the Board of Directors


                                      THE "EXECUTIVE"


                                        /s/  Jerry R. Engle
                                      -----------------------------------------
                                      Jerry Engle



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